_________________, 1998





Board of Directors                             Board of Directors
MID PENN BANCORP, INC.                         MINERS BANK OF LYKENS
349 Union Street                               550 Main Street
P. O. Box 111                                  P. O. Box 38
Millersburg,  Pennsylvania  17061-0111         Lykens, Pennsylvania 17048-0038

                  Re:      Merger of Miners Bank of Lykens with
                           Mid Penn Bank, a Subsidiary of
                           Mid Penn Bancorp, Inc.

Dear Members of the Boards:

     You have asked for our opinion regarding certain federal income tax consequences of the merger of Miners Bank of Lykens (the "Bank") with and into Mid Penn Bank (the "Surviving Bank") pursuant to which the shareholders of the Bank will receive voting common stock of the Surviving Bank's parent, Mid Penn Bancorp, Inc. (the "Holding Company").

     In providing our opinions, we have reviewed the Agreement and Plan of Reorganization, dated January 9, 1998, among the Holding Company, the Surviving Bank and the Bank (the "Plan of Reorganization") and the Agreement and Plan of Merger, dated January 9, 1998, by and between the Bank and the Surviving Bank (the "Agreement of Merger"). In rendering our opinions, we have assumed that:
(a) all parties have the legal right, power, capacity and authority to enter into and perform all obligations under the Plan of Reorganization and the Agreement of Merger; (b) the due and proper execution and delivery of all relevant or necessary instruments and documents; (c) the receipt of all federal and state regulatory approvals necessary to consummate the merger transaction; and (d) the satisfaction or proper waiver of any other conditions under the Plan of Reorganization and the Agreement of Merger so that the merger transaction may be consummated. All statements in this letter regarding the federal income tax consequences of this merger transaction are based upon the Internal Revenue Code of 1986, as amended (the "Code"), the Treasury Regulations promulgated by the United States Department of Treasury (the "Regulations"), current positions of the Internal Revenue Service (the "IRS") as



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Board of Directors of
MID PENN BANCORP, INC. and
MINERS BANK OF LYKENS
____________ 1998
Page 2

contained in published Revenue Rulings and Procedures, current published administrative positions of the IRS, and existing court decisions, all as in effect as of this date and each of which is subject to change at any time.

     Our opinions are based upon and assume the following Factual Background and Assumptions relating to the merger transaction:

I.   Factual Background

     A. The Bank is a Pennsylvania chartered commercial bank. The Bank is a full-service commercial bank, and commenced operations on March 20, 1872, Its principal place of business is located at 550 Main Street, Lykens, Dauphin County, Pennsylvania. The Bank is authorized to issue 15,000 shares of common stock, par value $5.00 per share, of which on June 11, 1998, 14,825 shares were issued and outstanding (the "Bank Common Stock"). The Bank has approximately 291 shareholders. The Bank Common Stock is not publicly traded in any established market and, therefore, no price quotes are readily available. The common stock is the only class of security, authorized or outstanding, of the Bank. Recent sales of the Bank Common Stock have occurred solely between individuals in limited over the counter transactions and in direct, privately negotiated transactions. The most recent sale prior to the public announcement of the merger on January 9, 1998, as to which management of the Bank is aware of the sales price, occurred on December 11, 1997 at a price of One Hundred Sixty- Five Dollars and Twenty-five Cents ($165.25) per share and involved a total of 422 shares.

     B. The Surviving Bank is a Pennsylvania chartered banking institution which was acquired by the Holding Company on December 31, 1991. On the Effective Date of the merger, the shares of the Bank Common Stock then outstanding and eligible for conversion will be converted into shares of the Holding Company's common stock pursuant to the Plan of Reorganization.

     C. The Holding Company is a business corporation organized on August 14, 1991, under the laws of the Commonwealth of Pennsylvania. The Holding Company is solely organized to engage in the business and activities associated with bank holding company's. The Holding Company is authorized to issue 10,000,000 shares of common stock, par value $1.00 per share, of which on April 28, 1998, 2,607,552 shares were issued and outstanding (the "Holding Company Common Stock"). Each share of the Bank Common Stock, then issued and outstanding will


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Board of Directors of
MID PENN BANCORP, INC. and
MINERS BANK OF LYKENS
____________ 1998
Page 3

          automatically  be  converted  into and become the right to receive ten
          (10) shares of Holding Company Common Stock. Subject to the anti-dilutive provision of Section 2.1(b), of the Plan of Reorganization, the aggregate number of shares of the Holding Company to be issued in exchange of Bank Common Stock shall not exceed 148,250 shares.

     D. In accordance with the Pennsylvania Banking Code of 1965, as amended ("Banking Code"), the Bank will merge with and into the Surviving Bank. Upon the effective date of the merger: (a) the separate corporate existence of the Bank will terminate; (b) the Surviving Bank will acquire all of the assets and assume all of the liabilities of the Bank; and (c) the Surviving Bank will continue to carry on the banking business previously carried on by the Bank at the same principal offices. The approval of shareholders owning at least two-thirds of the outstanding stock of both the Bank and the Surviving Bank are required by law to approve the merger.

     E. The shareholders of the Bank will be entitled to receive ten (10) shares of Holding Company Common Stock for each share of the Bank Common Stock held by the shareholder on the effective date of the merger.

     F. Dissenters to the merger transaction, if any, will receive cash for their shares provided by the Bank, pursuant to the Banking Code and Subchapter D of Chapter 15 of the Pennsylvania Business Corporation Law of 1988, as amended (15 C.S. ss.1571, et seq.).

II.  Assumptions

         A. The Bank proposes to merge with and into the Surviving Bank in order to: (1) allow the Bank to acquire access to enhanced management support systems and specialized banking services thereby expanding services to their customers, and (2) allow the Holding Company, through the Surviving Bank, to expand its market area and give it the ability, through the Surviving Bank, to offer its products and services in Lykens, Pennsylvania.

         B. The fair market value of the Holding Company Common Stock and other consideration received by each shareholder of the Bank will be approximately equal to the fair market value of the Bank Common Stock surrendered in exchange.



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Board of Directors of
MID PENN BANCORP, INC. and
MINERS BANK OF LYKENS
____________ 1998
Page 4

          C. There is no plan or intention by the shareholders of Bank who own one percent (1%) or more of the Bank Common Stock, and to the best of the knowledge of the management of Bank, there is no plan or intention on the part of the remaining shareholders of Bank to sell, exchange or otherwise dispose of a number of shares of Holding Company Common Stock received in the transaction that would reduce the Bank shareholders' ownership of Holding Company Common Stock to a number of shares having a value, as of the date of the transaction, of less than fifty percent (50%) of the value of all of the formerly outstanding Bank Common Stock as of the same date. For purposes of this assumption, shares of Bank Common Stock exchanged for cash or other property, surrendered by dissenters or exchanged for cash in lieu of fractional shares of Holding Company Common Stock, are and will be treated as outstanding Bank Common Stock on the date of the transaction, and shares of Bank Common Stock and shares of Holding Company Common Stock held by the Bank shareholders and otherwise sold, redeemed, or disposed of prior or subsequent to the merger transaction will be considered.

          D. The Surviving Bank will acquire at least ninety percent (90%) of the fair market value of the net assets and at least seventy percent (70%) of the fair market value of the gross assets held by the Bank immediately prior to the merger transaction. For the purposes of this assumption, amounts paid by the Bank to dissenters, amounts paid by the Bank to shareholders who receive cash or other property, assets of the Bank used to pay its reorganization expenses, and all redemptions and distributions (except for regular, normal dividends) made by the Bank immediately preceding the transfer, are and will be included as assets of the Bank held immediately prior to the merger transaction.

          E. Prior to the merger transaction, the Holding Company will be in control of the Surviving Bank within the meaning of Code Section 368(c)(1).

          F. Following the transaction, the Surviving Bank will not issue additional shares of its stock that would result in the Holding Company losing control of the Surviving Bank within the meaning of Code Section 368(c)(1).

          G. The Holding Company has no plan or intention to redeem or otherwise reacquire any of its stock to be issued in the merger transaction.

          H. The Holding Company has no plan or intention to liquidate the Surviving Bank; to merge the Surviving Bank with and into another corporation, other than the


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Board of Directors of
MID PENN BANCORP, INC. and
MINERS BANK OF LYKENS
____________ 1998
Page 5

               Bank as hereinabove described; to sell or otherwise dispose of the stock of the Surviving Bank; or to cause the Surviving Bank to sell or otherwise dispose of any of the assets of the Bank to be acquired in the merger transaction, except for dispositions made in the ordinary course of business, and transfers described in Code Section 368(a)(2)(C).

          I. The liabilities of the Bank to be assumed by the Surviving Bank and the liabilities to which the transferred assets of the Bank are subject were incurred by the Bank in the ordinary course of its business, and are associated with the assets to be transferred.

          J.   Following  the  merger  transaction,   the  Surviving  Bank  will
               continue the historic business of the Bank or use a significant portion of the Bank's business assets in a business.

          K. The Holding Company, the Bank, the Surviving Bank and the shareholders of the Bank will pay their respective expenses, if any, incurred in connection with the merger transaction.

          L. There is no intercorporate indebtedness existing between the Holding Company and the Bank or between the Surviving Bank and the Bank that was issued or acquired, or will be settled at a discount.

          M. No two parties to the merger transaction are investment companies as defined in Code Sections 368(a)(2)(F)(iii) and (iv).

          N. The Bank is not under the jurisdiction of a court in a Title 11 or similar case within the meaning of Code Section 368(a)(3)(A).

          O. The adjusted basis and fair market value of the Bank's assets to be transferred to the Surviving Bank will, in each instance, equal or exceed the sum of the Bank's liabilities to be assumed by the Surviving Bank, plus the liabilities, if any, to which the transferred assets are subject.

          P. No stock of the Surviving Bank will be issued to any of the shareholders of the Bank in the merger transaction.

          Q. There is no larger integrated transaction of which the merger transaction constitutes only one step.


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Board of Directors of
MID PENN BANCORP, INC. and
MINERS BANK OF LYKENS
____________ 1998
Page 6

          R. The expenses of the merger transaction and the amount to be paid to dissenters, if any, will not exceed ten percent (10%) of the fair market value of the net assets of the Bank.

          S. Within the past three (3) years, there were no redemptions of the Bank Common Stock made in contemplation of this or any other merger transaction.

          T.   There  are  no  fractional   shares  of  the  Bank  Common  Stock
               outstanding and no fractional shares will be issued in the merger transaction.

          U.   The  Surviving  Bank has no plan or intention of disposing of the
               assets  of  the  Bank  to  be   received  by  it  in  the  merger
               transaction, other than in the ordinary course of business.

          V. No dividends or distributions have been or will be made with respect to any of the Bank Common Stock immediately prior to the merger transaction.

          W. None of the compensation received by any shareholder-employees of the Bank will be separate consideration for, or allocable to, any of their shares of the Bank Common Stock; none of the shares of the Holding Company Common Stock received by any shareholder-employees will be separate consideration for, or allocable to, any employment agreement; and the compensation paid to any shareholder-employees will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm's-length for similar services.

          X. There is no present plan or intention to issue any of the authorized common stock of the Holding Company in excess of the amounts described in this letter in the merger transaction.

          Y. Prior to the effective date of the merger transaction, neither the Holding Company nor the Surviving Bank held either directly or indirectly any stock or securities in the Bank.

          Z. The payment of cash in lieu of fractional shares of the Holding Company Common Stock is solely for the purpose of avoiding the expense and inconvenience to the Holding Company of issuing fractional shares and does not represent separately bargained-for consideration. The total cash consideration that will be paid in the proposed transaction to the shareholders of the Bank instead of


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Board of Directors of
MID PENN BANCORP, INC. and
MINERS BANK OF LYKENS
____________ 1998
Page 7

               issuing fractional shares of the Holding Company Common Stock will not exceed one percent (1%) of the total consideration that will be issued in the proposed transaction to the Shareholders of the Bank in exchange for their shares of Bank Common Stock. Each shareholder of the Bank will be aggregated with no shareholder receiving cash in an amount greater than the value of one (1) share of the Holding Company Common Stock.

     Based on the foregoing and subject to and specifically relying upon the aforesaid Factual Background and Assumptions and other matters herein referred to, it is our opinion that:

          1. Provided the merger of the Bank with and into the Surviving Bank qualifies as a merger under the applicable federal and state laws, the acquisition by the Surviving Bank of substantially all of the assets of the Bank in exchange for the Holding Company Common Stock and the assumption by the Surviving Bank of all of the liabilities of the Bank plus liabilities to which the acquired assets of the Bank may be subject, will qualify as a reorganization within the meaning of Code Sections 368(a)(1)(A) and (a)(2)(D). For purposes of this opinion, "substantially all" means at least ninety percent (90%) of the fair market value of the net assets and at least seventy percent (70%) of the fair market value of the gross assets of the Bank. The Holding Company, the Surviving Bank, and the Bank will each be "a party to a reorganization" within the meaning of Code Section 368(b).

          2. No gain or loss will be recognized to either the Holding Company, the Surviving Bank or the Bank on the transfer of substantially all of Bank's assets to the Surviving Bank in exchange for the Holding Company Common Stock and the assumption by the Surviving Bank of all of the liabilities of the Bank plus the liabilities to which the acquired assets of the Bank may be subject.

          3. No gain or loss will be recognized to the shareholders of the Bank upon the exchange of their Bank Common Stock solely for the Holding Company Common Stock pursuant to the Plan of Reorganization and Agreement of Merger, except in respect of cash which is received in lieu of the issuance of fractional shares of the Holding Company Common Stock and for any shareholder of the Bank who receives payment in cash as a dissenting shareholder.




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Board of Directors of
MID PENN BANCORP, INC. and
MINERS BANK OF LYKENS
____________ 1998
Page 8

          4. In the case of cash received by any shareholder of the Bank in lieu of the issuance of a fractional share of Holding Company Common Stock, taxable gain or loss will be recognized by such shareholder to the extent of the difference between the amount the cash received and the adjusted tax basis of such fractional share interest.

          5. In the case of cash received by any shareholder of the Bank who exercises dissenter's rights, taxable gain or loss will be recognized by such shareholder to the extent of the difference between the amount of the cash received and the adjusted tax basis of the shares as to which dissenter's rights are exercised, provided that the purchase is a complete redemption of the shareholder's stock ownership interest in the Bank.

          6. The basis of the shares of the Holding Company Common Stock to be received by the shareholders of the Bank will be the same as the basis of the shares of Bank Common Stock exchanged therefor.

          7. The holding period of the shares of the Holding Company Common Stock to be received by the shareholders of the Bank will include the period during which the Bank Common Stock, surrendered in exchange therefor, was held by the shareholders of the Bank, provided the Bank Common Stock was held as a capital asset in the hands of the shareholders of the Bank at the time of the exchange.

          8. Surviving Bank, as the surviving bank to the merger, will carry-over and take into account all accounting items and tax attributes, and tax basis and holding periods of the assets of the Bank.

     The opinions set forth in this letter are given and based upon the existence of the assumed facts as hereinabove set forth, all as of the date of this letter. Should any facts or assumptions be otherwise than as hereinabove set forth or change after the date of this letter, no opinion is made or expressed with respect thereto or as to the legal, tax or other consequences thereof. We assume no obligation to investigate, research or determine any facts or laws, rules or regulations occurring, existing or in effect after the date hereof, or to update or supplement any of the opinions herein expressed to reflect any facts or circumstances or changes in law that hereafter may occur or come to our attention.




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Board of Directors of
MID PENN BANCORP, INC. and
MINERS BANK OF LYKENS
____________ 1998
Page 9

     The Holding Company, the Bank, the Surviving Bank and the shareholders of the Bank may rely upon this opinion letter. No other person, whether natural or otherwise, may rely upon this opinion letter, and it may not be disclosed to any other persons without our prior written consent.

                                            Sincerely,

                                            SHUMAKER WILLIAMS, P.C.



                                       By:___________________________________
                                           Nicholas Bybel, Jr.